Exhibit 99.1

BIDZ.COM Merger Status Update

REDONDO BEACH, Calif., October 16, 2012 — As previously announced, on September 27, 2012, BIDZ.com, Inc. (BIDZ), a leading online retailer of jewelry, held its annual meeting of stockholders.  At the annual meeting, each proposal presented at the annual meeting was approved by the required vote of Bidz.com stockholders, including the adoption of the merger agreement with Glendon Group, Inc.  As previously announced, each condition to Glendon Group’s obligation to close the merger has been satisfied.

On October 11, 2012, BIDZ announced that it had agreed to provide Glendon Group until the close of business on October 15, 2012 to close the merger.

As of the close of business on October 15, 2012, Glendon Group has not closed the merger.  BIDZ has notified Weston Capital Management LLC and its affiliated fund of Glendon Group’s failure to close the merger and requested that Weston Capital and its affiliated fund honor their joint and several equity commitment and guarantee obligations entered into in connection with the merger agreement by funding sufficient capital to complete the merger.

The Company intends to work cooperatively with Glendon Group and with Weston Capital and its affiliated fund to seek to close the merger as expeditiously as reasonably practicable.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping website, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and housewares and much more at price points up to 85% below traditional retail prices.